Exhibit 99.1

MarkWest Hydrocarbon Reports 2003 Second Quarter Results

DENVER—August 13, 2003—MarkWest Hydrocarbon, Inc. (AMEX: MWP), today reported second quarter net income of $10.0 million, or $1.07 per share, for the quarter ended June 30, 2003, compared to a net loss of $2.1 million, or $(0.22) per share, for the second quarter of 2002. For the six months ended June 30, 2003, MarkWest Hydrocarbon reported net income of $8.9 million, or $0.96 per share, compared to a net loss of $1.9 million, or $(0.20) per share.

Second quarter and year-to-date 2003 results primarily benefited from the $19.7 million pretax gain on the June 30, 2003, sale of most of the Company’s San Juan Basin properties. We expect to close on the sale of our remaining San Juan Basin properties, valued at approximately $6.1 million, during the third quarter. The proceeds from the sale were primarily used to reduce debt outstanding under MarkWest Hydrocarbon’s credit facility and for general corporate purposes.

Offsetting the gain on sale were the continuing unfavorable results from our keep-whole contract-based business. Toward the end of the first quarter of 2003, natural gas prices began to be unusually high relative to NGL prices. Unusually high natural gas prices adversely impact that portion of our NGL business that is “keep-whole” contract based. This pricing trend is expected to continue through at least the end of 2003.

Through our 43.6 percent-owned subsidiary, MarkWest Energy Partners, L.P., we experienced the first full quarter of results from MarkWest Energy Partners’ March 28, 2003, acquisition of Pinnacle Natural Gas Company and certain affiliates. The Pinnacle operations contributed $1.2 million of pretax net income during the three months ended June 30, 2003.

EXPLORATION AND PRODUCTION

During the second quarter of 2003 MarkWest Hydrocarbon drilled a total of 13 wells (10.44 net) in Alberta, Canada, resulting in 8 commercial completions, 2 wells under evaluation for an alternative zone completion and 2 wells being abandoned. Canadian production during the second quarter of 2003 was 1.43 Bcfe.

Our remaining 2003 capital budget plans call for the drilling or recompletion of approximately 30 (24 net) additional wells in Canada.

MIDSTREAM SERVICES

MarkWest Hydrocarbon’s midstream services business is largely conducted through our consolidated subsidiary, MarkWest Energy Partners, L.P. (Please see the separate earnings release for MarkWest Energy Partners, L.P.)

Appalachia NGL volumes averaged 391,000 gallons per day for the three months ended June 30, 2003, down 14 percent since the second quarter of 2002. In addition to the routinely scheduled annual maintenance on MarkWest Energy Partners’ Kenova, Boldman, and Cobb gas processing plants and Siloam fractionator, additional maintenance was required at the Kenova and Cobb facilities. This extended maintenance resulted in a reduction of fractionation throughput and revenues. We expect production from the Kenova, Boldman, and Cobb facilities to return to normal levels in the third quarter 2003.

Gathering and processing volumes in Michigan continued to flow substantially higher during the second quarter of 2003 relative to the prior year due to new well connections over the past year. Throughput averaged 14,500 Mcf/d during the three months ended June 30, 2003, compared to 12,100 Mcf/d for the second quarter of 2002.

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MarkWest Hydrocarbon, Inc. (AMEX: MWP), operates in two business segments: exploration and production of natural gas, and midstream services. The exploration and production segment produces natural gas in Alberta, Canada, and in Michigan. In the midstream services segment, which is principally conducted through our 43.6 percent-owned affiliate, MarkWest Energy Partners, L.P. (AMEX: MWE), we gather natural gas from the wellhead and process the natural gas to remove impurities and the valuable natural gas liquids (NGLs). MarkWest Hydrocarbon markets the NGLs.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2002, and our Form 10-Q for the period ended March 31, 2003.

MarkWest Hydrocarbon, Inc.

Financial and Operating Statistics

(in thousands except per share amounts and operating statistics)

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	% Change	2003	2002	% Change
Statement of Operations Data
Revenues (a)	$57,121	$45,969	24%	$118,431	$90,356	31%
Net income (loss)	$9,979	$(2,075)	NM	$8,937	$(1,898)	NM
Basic and diluted earnings (loss) per share	$1.07	$(0.22)	NM	$0.96	$(0.20)	NM
Weighted average shares outstanding (basic)	9,351	9,369	—	9,356	9,365	—

Operating Data
Exploration and production (b)
Natural gas produced (Mcfe/d)	24,900	28,100	(11)%	26,200	28,700	(9)%

MarkWest Energy Partners (c)
Appalachia:
Natural gas processed for a fee Mcf/d)	252,000	252,000	—	258,000	267,000	(3)%
NGLs fractionated for a fee (gal/day)	391,000	457,000	(14)%	418,000	467,000	(11)%
Texas (d):
Gas volumes transported (Mcf/d)	42,000	—	NM	42,000	—	NM
Michigan:
Gas volume processed for a fee Mcf/d)	14,500	12,100	20%	14,900	11,500	30%

	June 30, 2003	December 31, 2002	June 30, 2002
Consolidated Balance Sheet Data
Total assets	$299,467	$253,314	$239,993
Total debt	$79,904	$64,223	$59,852
Stockholders’ equity before accumulated other comprehensive income (loss)	$71,244	$62,210	$62,982
Accumulated other comprehensive income (loss) (e)	(5,321)	(8,858)	(11,785)
Stockholders’ equity	$65,923	$53,352	$51,197

NM – Not meaningful

(a)          Includes gas marketing revenues of $11.5 million and $19.9 million for the three months ended June 30, 2003 and 2002, and $19.3 million and $27.0 million for the six months ended June 30, 2003 and 2002, respectively. Gas marketing activities are low margin; these activities are done in support of MarkWest Hydrocarbon’s processing business.

(b)         Includes natural gas produced from our San Juan Basin properties, most of which were sold on June 30,2003.

(c)          Reflects MarkWest Hydrocarbon, Inc., until May 23, 2002, and MarkWest Energy Partners, L.P., from May 24, 2002—the date its initial public offering closed.

(d)         Acquired March 28, 2003, the MarkWest Pinnacle assets are located primarily in Texas and four surrounding states.

(e)          As part of our commodity price risk management strategy, we hedge a portion of our future NGL product, and to a lesser extent natural gas, sales. In addition, this account includes our foreign currency translation adjustment and the effect of interest rate hedges. Balance is net of related deferred income taxes. Note that only the hedge instrument is marked-to-market, not the hedged item. Under a completely effective hedge, these marked-to-market adjustments would offset.